As filed with the Securities and Exchange Commission on December 23, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S–8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EpiCept Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	52-1841431 (I.R.S. Employer Identification No.)
777 Old Saw Mill River Road
Tarrytown, NY 10591
914-606-3500
(Address of Principal Executive Offices, Including Zip Code)
EpiCept Corporation
2009 Equity Incentive Plan
(Full Title of Plan)
John V. Talley
President and Chief Executive Officer
EpiCept Corporation
777 Old Saw Mill River Road
Tarrytown, NY 10591
914-606-3500
(Name and Address, Including Zip Code,
and Telephone Number, Including Area Code, of Agent For Service)
With a copy to:
Alexander D. Lynch, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
(212) 310-8000
      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount to be	Maximum Offering	Maximum Aggregate	Amount of
Title of Securities to be Registered	Registered (1)	Price Per Share (2)	Offering Price (2)	Registration Fee
Common Stock, par value $0.0001 per share	1,000,000 shares	$0.70	$700,000	$27.51

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low sales prices for the Registrant’s Common Stock, as quoted on The Nasdaq Capital Market on December 17, 2008, of $0.70 per share.

PART I
SECTION 10(a) PROSPECTUS
          The documents containing the information specified in Part I of this Registration Statement on Form S-8 (this “Registration Statement”) will be sent or given to participants in the EpiCept Corporation 2009 Employee Stock Purchase Plan as specified by Rule 428(b)(i) under the Securities Act of 1933 (the “Securities Act”). Such documents are not required to be, and are not being, filed by EpiCept Corporation with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as a prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
          Throughout this Registration Statement, the words “EpiCept,” “we,” “us,” the “Company,” the “Registrant,” and “our” refer to EpiCept Corporation and its consolidated subsidiaries.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The Company hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:
a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on March 18, 2008; and

b)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since January 1, 2008 (other than portions of those documents not deemed to be filed).
          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.
Item 4. Description of Securities.
General
          Our Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) authorizes 175,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of undesignated preferred stock, $0.0001 par value. The foregoing and the following description of capital stock give effect to the restated certificate of incorporation and by the provisions of the applicable Delaware law.
Common Stock
          The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock
          Our board of directors has the authority, without action by its stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more series. The board of directors may also designate the rights, preferences and privileges of each series of preferred stock; any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:
a)	restricting dividends on the common stock;

b)	diluting the voting power of the common stock;

c)	impairing the liquidation rights of the common stock; and

d)	delaying or preventing a change in control of our company without further action by the stockholders.
Warrants
          As of December 17, 2008, warrants to purchase approximately 34,889,298 shares of our common stock at a weighted exercise price of $1.32 per share were outstanding.
Registration Rights
          In connection with the each of the private placements conducted on February 9, 2006, December 21, 2006 and June 28, 2007, we entered into customary registration rights agreements granting the holders of common stock purchase warrants representing an aggregate of 7,026,105 shares of common stock the right to require us to register the common stock issuable upon exercise of their warrants. The shares underlying the warrants sold in February 2006, December 2006 and June 2007 have already been registered with the SEC. We are also required to file a registration statement for the common stock issuable to YA Global Investments, L.P. pursuant to a standby equity distribution agreement on or prior to the first sale of common stock thereunder to YA Global Investments, L.P. We have filed a registration statement to register up to 1,000,000 shares upon issuance to YA Global Investments, L.P.
Anti-Takeover Provisions
          Provisions of Delaware law and our Certificate of Incorporation and Amended and Restated By-Laws (our “By-Laws”) could make the acquisition of EpiCept through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits provided its ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.
          Effects of Some Provisions of Delaware Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:
(a)	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(b)	the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c)	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the interested stockholder.

          Generally, a “business combination” for these purposes includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” for these purposes is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions the board of directors does not approve in advance. We also anticipate that Section 203 may discourage takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
          Anti-Takeover Effects of Provisions of the Charter Documents. Our Certificate of Incorporation provides for our board of directors to be divided into three classes serving staggered terms. Approximately one-third of the board of directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board of directors until the second annual stockholders meeting following the date the acquiring party obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions. Our Certificate of Incorporation also provides that directors may be removed with cause by the affirmative vote of the holders of 75% of the outstanding shares of common stock.
          Our By-Laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Secretary timely written notice, in proper form, of his or her intention to bring that business before the meeting. Our By-Laws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However, our By-Laws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.
          Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in our Certificate of Incorporation or our By-Laws. Our By-Laws authorize a majority of our board of directors, the chairman of the board or the chief executive officer to call a special meeting of stockholders. Because our stockholders do not have the right to call a special meeting, a stockholder could not force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders prior to such time as a majority of the board of directors believed or the chief executive officer believed the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace the board also could be delayed until the next annual meeting.
          Delaware law provides that stockholders may execute an action by written consent in lieu of a stockholder meeting. However, Delaware law also allows us to eliminate stockholder actions by written consent. Elimination of written consents of stockholders may lengthen the amount of time required to take stockholder actions since actions by written consent are not subject to the minimum notice requirement of a stockholder’s meeting. However, we believe that the elimination of stockholder written consents may deter hostile takeover attempts. Without the availability of stockholder actions by written consent, a holder controlling a majority of our capital stock would not be able to amend its bylaws or remove directors without holding a stockholders meeting. The holder would have to obtain the consent of a majority of the board of directors, the chairman of the board or the chief executive officer to call a stockholders meeting and satisfy the notice periods determined by the board of directors. Our Certificate of Incorporation provides for the elimination of actions by written consent of stockholders.
Transfer Agent and Registrar
          The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.

Item 6. Indemnification of Directors and Officers.
          Section 145 of the Delaware General Corporation Law (“Section 145”) permits indemnification of officers and directors of a corporation under certain conditions and subject to certain limitations. Section 145 also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145.
          Article 6, Section 1, of EpiCept’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent not prohibited by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of EpiCept (or was serving at EpiCept’s request as a director or officer of another corporation) shall be paid by EpiCept in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by EpiCept as authorized by the relevant section of the Delaware General Corporation Law.
          As permitted by Section 102(b)(7) of the Delaware General Corporation Law, EpiCept’s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be personally liable for monetary damages for breach of the directors’ fiduciary duty as directors to EpiCept and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to EpiCept for acts or omission not in good faith or involving international misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of Stock repurchases or redemptions that are unlawful under Section 174 of the Delaware General Corporation Law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.
          EpiCept intends to enter into indemnification agreements with each of its directors and executive officers and to purchase directors’ and officers’ liability insurance. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, an individual will receive indemnification for expenses, judgments, fines and amounts paid in settlement if he or she is found to have acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of EpiCept, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding anything to the contrary in the indemnification agreement, EpiCept shall not indemnify any such director or executive officer seeking indemnification in connection with any action, suit, proceeding, claim or counterclaim, or part thereof, initiated by such person unless the initiation thereof was authorized in the specific case by the Board of Directors of EpiCept. The indemnification agreements provide for EpiCept to advance to the individual any and all expenses (including attorneys’ fees) incurred in defending any proceeding in advance of the final disposition thereof. In order to receive an advance of expenses, the individual must submit to EpiCept copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.
          At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of EpiCept in which indemnification is being sought, nor is EpiCept aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of EpiCept.
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.

Exhibit No.		Description

5.1	-	Legal Opinion of Weil, Gotshal & Manges LLP.

10.1	-	EpiCept Corporation 2009 Employee Stock Purchase Plan.

Exhibit No.		Description

23.1	-	Consent of Weil, Gotshal & Manges LLP (included in Exhibit No. 5.1).

23.2	-	Consent of Deloitte & Touche LLP.

24.1	-	Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference).
Item 9. Undertakings.
(1)	The undersigned Registrant hereby undertakes:
(i)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;
(1)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(3)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(ii)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(iv)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned hereby undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(2)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tarrytown, State of New York, on December 23, 2008.

EPICEPT CORPORATION
By:	/s/ JOHN V. TALLEY
John V. Talley
Chief Executive Officer

POWER OF ATTORNEY
               The undersigned directors and officers hereby constitute and appoint Robert W. Cook with full power to act and with full power of substitution and resubstitution, our true and lawful attorney-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form S-8 and any and all amendments thereto, including post-effective amendments to this Registration Statement on Form S-8, and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement on Form S-8 that are filed pursuant to the requirements of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that such attorney-in fact or his substitute shall lawfully do or cause to be done by virtue thereof.
               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOHN V. TALLEY John V. Talley	Director, Chief Executive Officer (Principal Executive Officer)	December 23, 2008

/s/ ROBERT W. COOK Robert W. Cook	Chief Financial Officer (Principal Financial and Accounting Officer)	December 23, 2008

/s/ ROBERT G. SAVAGE Robert G. Savage	Director	December 23, 2008

/s/ GERHARD WALDHEIM Gerhard Waldheim	Director	December 23, 2008

/s/ JOHN BEDARD John Bedard	Director	December 23, 2008

/s/ WAYNE YETTER Wayne Yetter	Director	December 23, 2008

/s/ GUY C. JACKSON Guy C. Jackson	Director	December 23, 2008

EXHIBIT INDEX

No.	Description

5.1	Legal Opinion of Weil, Gotshal & Manges LLP (filed herewith).

10.1	EpiCept Corporation 2009 Employee Stock Purchase Plan.

23.1	Consent of Weil, Gotshal & Manges LLP (included in Exhibit No. 5.1).

23.2	Consent of Deloitte & Touche LLP (filed herewith).

24.1	Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference).